Exhibit (e)(8)

SECRECY AGREEMENT ENTERED INTO BY AND BETWEEN, ON THE ONE HAND, MAXCOM TELECOMUNICACIONES, S.A.B.DE C.V.(FORMERLY AMARITEL, S.A. DE C.V.) (HEREINAFTER “MAXCOM”), REPRESENTED HEREIN BY MR. GONZALO ALARCÒN ITURBIDE, AS LEGAL REPRESENTATIVE, AND ON THE OTHER HAND, VENTURA CAPITAL PRIVADO, S.A. DE C.V.,(HEREINAFTER “VENTURA”), REPRESENTED HEREIN BY MR. FERNANDO DE OVANDO, AS LEGAL REPRESENTATIVE, FURTHER TO THE FOLLOWING RECITALS AND CLAUSES:

R E C I T A L S

i.-	WHEREAS, MAXCOM declares, through its representative, that:

a)	It is a stock company of variable capital original established under the denomination of Amaritel, S.A. de C.V., as recorded in Public Deed Number 86,125 dated February 28, 1996, granted before Attorney Ignacio Soto Borja, Notary Public number 129 for the City of Mexico, Federal District, and recorded in the Public Register for Property and Commerce for the City of Mexico, Federal District, under mercantile folio number 210,585, on June 10, 1996.

b)	On February 9, 1999, the corporate name was changed to that of Maxcom Telecomunicaciones, S.A. de C.V., as recorded in Public Deed Number 55,145 of February 9, 1999, granted before Attorney Miguel Alessio Robles, Notary Public number 19 for the Federal District; and on September 13, 2007, adopted the social type of publicly listed company of variable capital (S.A.B. de C.V.), as recorded in Public Deed Number 68,837 of October 17, 2007, granted before Attorney Luis Antonio Montes de Oca Mayagoitia, Notary Public number 29 for the Federal District.

c)	Mr. Gonzalo Alarcòn Iturbide holds sufficient powers to formalize the present agreement.

d)	It possesses a concession certificate conferred by the Secretariat of Communications and Transport, to install, operate and exploit public telecommunications networks in order to provide, among others, a long distance telephone service.

II.-	WHEREAS, VENTURA declares, through its representative, that:

a)	It is Stock Company of Variable Capital, established under public deed number 90,085 of October 29, 1998, granted before Attorney Josè Angel Villalobos Magaña, notary public number 9 for the Federal District, the first official transcript of which was recorded in the Public Register for Commerce of the Federal District under mercantile folio 242763.

b)	Mr. Fernando de Ovando holds powers to formalize the present agreement.

III.-	WHEREAS, both parties declare through their respective representatives that:

Exhibit (e)(8)

a)	They are currently engaged in talks for the purpose of acquiring up to all shares representative of the capital stock of Maxcom (the “Transaction”), for which purpose they need to sign the present Secrecy Agreement (hereinafter “Agreement”), in order for the mutually-transmitted information related to technologies, communication systems, business plans, economic information, demographic studies, strategies, the legal, accounting and financial situation and any other data (hereinafter “CONFIDENTIAL INFORMATION”), to be protected and maintained in a strictly confidential manner.

b)	The subscription and formalization of, and compliance with, this Agreement and of the lawful acts deriving therefrom, will not result (within the periods of legal prescription, by means of or without notification), in: (i) violation of the law, statute, rule or regulation applicable thereto: (ii) violation of an official, judicial or any other mandate or one of any other kind or decree applicable thereto: or (iii) conflict with or default on or violate under any term or condition applicable thereto, or any agreement to which it is party or by which it is bound.

c)	Either of them may, in view of the nature of this Agreement, establish itself as receiving party (the “Receiving Party”) or issuing party (the “Issuing Party”) of CONFIDENTIAL INFORMATION.

d)	It is their desire to formalize the present Agreement voluntarily, not being under any physical or moral pressure whatsoever which obliges them to do so, and which is therefore free of error, fraud or bad faith, and submit themselves to the contents of the following:

C L A U S E S :

FIRST.- The parties, their shareholders, holding companies, subsidiaries and branches hereby undertake not to divulge in any way or by any means to third parties, nor to make inappropriate use of the CONFIDENTIAL INFORMATION they receive from the other party whether verbal written, in magnetic, electronic form or by any other means. Likewise, the parties undertake to give the CONFIDENTIAL INFORMATION the same treatment they would accord to their own CONFIDENTIAL INFORMATION; on the understanding, however, that said treatment should imply at least a reasonable degree of care in order to avoid the revelation or inappropriate use of the CONFIDENTIAL INFORMATION.

“Inappropriate use” will be understood as any use other than that established in the second clause of the present Agreement.

The Receiving Party undertakes to respond for the direct damage or lost profits suffered by the Issuing Party for default on the provisions of the present Agreement, the disclosure or inappropriate or unauthorized use accorded by the Receiving Party to the CONFIDENTIAL INFORMATION, either directly or through its holding companies, subsidiaries and branches, by any of its executives, employees, technicians, accountants, lawyers or any third party acting on its behalf, and it will therefore take the necessary and appropriate precautions to make known to the foregoing persons that the information is confidential and should not be unsuitably divulged or utilized.

Exhibit (e)(8)

Likewise, each one of the parties undertakes to keep as confidential the existence of this Agreement as CONFIDENTIAL INFORMATION. Both parties expressly agree that nothing in the present Agreement, nor the revelation or receipt of CONFIDENTIAL INFORMATION, will be interpreted in such a way as to create for one party the obligation of providing CONFIDENTIAL INFORMATION to the other party or to formalize any contract, agreement, alliance or to establish relations with the other party with respect to mutual business, until such time as the terms and conditions of said contract, agreement, alliance or relations are negotiated and agreed between the parties.

SECOND.- The CONFIDENTIAL INFORMATION which, under the present Agreement between the parties, will be for the exclusive purpose of studying same for the purpose of discussing, negotiating and, as applicable, formalizing the transaction. Likewise, said CONFIDENTIAL INFORMATION will be utilized solely for analysis and evaluation purposes.

By means of this Agreement no license will be granted or implied to a party of any trademark, patent, copyright nor any other intellectual property right, nor any revelation in accordance herewith, including, but without being limited to, any license to make, use or sell any product. Neither of the parties will give any statement, guaranty or assurance with respect to the non-violation of trademarks, patents, copyrights or any other intellectual property rights and other rights of third parties.

Nothing in this Agreement, nor the revelation or receipt of CONFIDENTIAL INFORMATION, will be interpreted in such a way as to create for one party the obligation of providing CONFIDENTIAL INFORMATION to the other party, nor of formalizing any contract agreement, alliance nor of establishing relations with the other party with respect to mutual business.

THIRD.- The Issuing Party of the CONFIDENTIAL INFORMATION which it holds undertakes to mark same with the visible wording “Confidential” or a similar expression at the moment of delivery to the Receiving Party.

Should the CONFIDENTIAL INFORMATION be delivered orally or visually, the Receiving Party undertakes to confirm in writing, should the Issuing Party so request, that said information is catalogued as CONFIDENTIAL INFORMATION. As applicable, said confirmation should be given within the 10 (ten) calendar days following the date on which said information was requested.

FOURTH.- Restrictions on the use or disclosure of the CONFIDENTIAL INFORMATION will not apply to any information which:

a)	Is developed independently by either of the parties without the use or support of the CONFIDENTIAL INFORMATION, or which has been received free of restriction by a third party having the right or license to disclose said information

b)	Subsequently becomes information of public dominion, without the Receiving Party having violated this agreement;

c)	At the moment of disclosure to the Receiving Party was already known to said Party in a manner free of restriction;

Exhibit (e)(8)

d)	The Issuing Party expressly agrees in writing that it is free from the restrictions of the present Agreement, or

e)	It is required by a competent tribunal or authority or under some legal provision.

FIFTH.- The Receiving Party is in agreement that the CONFIDENTIAL INFORMATION it receives from the other party is, and will continue to be, the property of the latter; to use said information only in the manner and for the purposes authorized in this Agreement; and that this instrument does not confer thereon, either expressly or implicitly, any copyright or legal title including, but not limited to, a license for use of the CONFIDENTIAL INFORMATION.

In this sense, the Receiving Party expressly recognizes that the copyright or legal title of the Issuing Party (including but not limited to copyrights, trademarks, trade names), is the exclusive property of said Issuing Party, the Receiving Party expressly agreeing not to exercise without authorization any action whatsoever concerning the use, ownership title or disclosure of said copyright.

SIXTH.- The term of the present Agreement will be 1 (one) year, counted as from the signature date.

Notwithstanding the provisions of the preceding paragraph, at the express request of the Issuing Party of the CONFIDENTIAL INFORMATION, the Receiving Party undertakes to return the original and all copies of the CONFIDENTIAL INFORMATION to the Issuing Party, or to certify in writing, if so required by the Issuing Party of the CONFIDENTIAL INFORMATION, that all copies of the CONFIDENTIAL INFORMATION have been destroyed, should this be the case.

SEVENTH.- This Agreement represents the full agreement between the parties with respect to the CONFIDENTIAL INFORMATION and replaces any other previous understanding, oral or written, which may have existed between the parties.

EIGHTH.- This Agreement can only be amended by the signature of a written secrecy agreement, duly signed by the agents or legal representatives of the parties and prepared subsequent to the signature date of the present Agreement.

NINTH.- For the effect of the provisions of the Federal Law for the Protection of Personal Data in the Possession of Individuals (the “LPDP”), the parties expressly recognized and accept that the form or terms in which any information or data considered personal data in the possession of Maxcom in the terms of the LPDP, which is delivered to Ventura, will be protected and handled in accordance with the provisions and rules of the privacy notice given by Maxcom to the owners of the Personal Data obtained due to its operation, which is attached to this Agreement as Exhibit “A” (the “Privacy Notice”), under which Maxcom is duly authorized to transfer personal data to third parties.

In any case, the personal data delivered will be that strictly necessary for compliance with this Agreement and compliance with the Purpose thereof and the provisions of the Privacy Notice.

In the terms of the Privacy Notice, the parties will adopt the measures of a technical and organizational nature necessary to guarantee the safety of the personal data delivered and to avert their alteration, loss, unauthorized access or treatment.

Exhibit (e)(8)

The parties will have, with respect to any personal data delivered between them, the rights and obligations established in the Privacy Notice.

TENTH.- In the event of controversy, for their interpretation and compliance, the parties will submit themselves to the legislation and jurisdiction of the competent tribunals of the City of Mexico, Federal District, hereby renouncing the present and future jurisdiction which could correspond to them by reason of their domicile or for any other cause, as giving as of now as their legal domiciles for everything related to the present Agreement, the following:

MAXCOM	VENTURA

C.Guillermo Gonzàlez Camarena No.2000	Bosque de Alisos 47-B Office 101

Col.Centro de Ciudad Santa Fè	Col. Bosques de las Lomas

Att: Vice-Presidency, Finance	05120, Mexico, Federal District

With copy to: Legal Department	Att: Fernando de Ovando

The foregoing domiciles can be amended by the parties at any time by written notification to the other party.

The parties having read and being aware of the contents, scope and obligations of the present Agreement, they sign in verification thereof, in duplicate, in the City of Mexico, Federal District, on July 11, 2012.

Maxcom Telecomunicaciones, S.A.B*.de C.V.	Ventura Capital Privado, S.A. de C.V.

Represented herein by	Represented herein by

Gonzalo Alarcòn Iturbide	Fernando de Ovando

*”B” added by hand.

Exhibit (e)(8)

EXHIBIT “A”

TO THE SECRECY AGREEMENT

FORMALIZED BETWEEN

MAXCOM

AND

VENTURA

PRIVACY NOTICE

The present Exhibit represents the privacy notice for the effect of the Provisions of the Federal Law for the Protection of Personal Data in the Possession of Individuals (the “LPDP”), and the provisions emanating from or related thereto. The present Privacy Notice has the following terms and conditions:

1.-Terms defined. For the purposes of this Privacy Notice, the following terms will have the following significance, on the understanding that unless otherwise defined in the present Exhibit, the terms utilized in this Privacy Notice and not defined therein will have the significance accorded thereto in the LFDP.

“Personal Data” has the significance attributed thereto in the LPDP.

“ARCO Rights” signifies the rights of access, rectification cancellation or opposition which, as provided by the LPDP and subject to the exceptions established therein and in this Privacy Notice, are possessed by each Holder in connection with the personal data gathered by the Party Responsible and/or his agents, and which is described below:

RIGHT OF ACCESS.- That is, the right to know the personal data of each Holder kept in the possession of the Party Responsible in question or his agents, and with whom this has been shared and for what purpose.

RIGHT TO RECTIFICATION.- Each Holder has the right to rectify his personal data when this is incorrect or incomplete.

RIGHT OF CANCELLATION.- Each Holder is entitled to request at any time that his personal data be suppressed, which will occur on termination of the blocking period. Blocking implies the identification and conservation of personal data, once the purpose for which they were gathered has been met, and is intended to determine the possible responsibilities in connection with its treatment, up to the term of their legal or contractual prescription. During said period his data will not be subject to treatment and, once is has elapsed, cancellation from the corresponding data base will proceed. Once the corresponding data has been cancelled, the Party Responsible in question will give the corresponding notice to the Holder. Should the personal data have been transmitted prior to the rectification or cancellation date and continue to be used by third parties, the Party Responsible will notify the latter of the request for rectification or cancellation in order for this to also be effected thereby.

Exhibit (e)(8)

RIGHT OF OPPOSITION.- The Holder will have at all times the right to ask the Party Responsible to cease to utilize his personal data, in the case of a legitimate request.

“Party Responsible” signifies the person or party receiving personal data from the Holder.

“Holder” signifies the person or party possessing the personal data, or authorized by a third party under applicable law, to deliver personal data to the Party Responsible.

2. Consent of the Holder. For the effect of the provisions of the LPDP and, specifically, article 17 (seventeen), each Holder declares that (i) the present Privacy Notice as been made known to him by the corresponding Party Responsible prior to the formalization of this Exhibit, and (ii) the signature of the present Exhibit by each Holder represents his consent with respect to the treatment of his personal data for the effects of the LPDP and other applicable legislation. In the event that the personal data delivered by the Holder in question to the respective Party Responsible in the terms of, or for compliance with, this Exhibit represent sensitive personal data, the signing of this Exhibit by the respective Holder represents his consent with respect to the treatment of his sensitive personal data by the Party Responsible for the effect of the LPDP and other applicable legislation.

The consent of the respective Holder can be revoked at any time by the latter without retroactive effect, in the terms and in accordance with the procedure hereinafter established for such purpose in accordance with this Privacy Notice.

Notwithstanding any provision of this Privacy Notice, each Holder recognizes that his consent will not be required for the treatment of personal data by the respective Party Responsible or third parties, in any of the cases indicated in article 10 (ten) of the LPDP.

3.- Purpose of the Privacy Notice; Purpose of the Personal Data.- The purpose of the present Privacy Notice is to establish: the terms and conditions under which each Party Responsible (or the agent named by said Party Responsible) (i) will receive and protect the personal data of the respective Holder, in order to protect his privacy and his right to informative self-determination, and (ii) to effect as applicable the transfer of personal data to third parties.

The corresponding Party Responsible will gather and handle the personal data of the respective Holder, i.e., that information which can identify same, such as his name and surnames; date of birth; his domicile, whether home, work or fiscal; his electronic mail address, personal or work; his identification code in social networks; his telephone number home or work; his mobile telephone number; his credit card number; his Federal Taxpayers Registration code (RFC); his Sole Population Registration Code (CURP); his affiliation code to the Mexican Social Security Institute; and his consumer or navigation preferences on web pages or sites. Personal data can be gathered when the corresponding Holder visits the sales outlets of the Party Responsible or his agents or authorized distributors, he contacts the respective Party Responsible or his agents (including customer attention centers) by telephone , and/or by the use of electronic mail and /or short text messages (MSM) or by the utilization of Web sites by the voluntary supply of information through working dialogue windows or by the use of automatic data transfer tools, or by direct delivery to the Party Responsible. Said tools permit gathering the information sent by their navigator to said Web site, according to the type of navigator utilized, the language of the user, the times of access, and the IP address of Web sites utilized to access the site of the Party Responsible or his affiliates or agents.

Exhibit (e)(8)

The Party Responsible in question will also gather personal data from public access sources and other sources available on the market to which the corresponding Holder could have given his consent to share his personal information or which have supplied him with anonymous demographic information associated with a specific geographical area.

The personal data of each Holder is gathered and treated by the corresponding Party Responsible or his agents for the purpose of allowing the corresponding Holder either personally, by telephone or by fax, or by completing printed forms or electronic formats from the different Web sites or by electronic mail, to carry out the following activities with the respective Party Responsible:

a)	To request, purchase, exchange or return products;

b)	To request, contract, change or cancel services;

c)	To effect payments on line;

d)	To request digital fiscal invoice or voucher;

e)	To request quotations, information or free samples of products and services;

f)	To request the delivery, repair or compliance of product guarantees;

g)	To request the rendering of services or compliance with service guarantees;

h)	To contact the Customer Attention Service

i)	To receive printed to electronic advertising material, including communications for online marketing, or telemarketing on products and services.